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                                                                    EXHIBIT 16.1



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 14, 2001

Dear Sir/Madam:

We have read the first two paragraphs of Item 4 included in the Form 8-K dated May 14, 2001 of Krause's Furniture, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP




Copy to:
Mr. Robert Burton, Executive Vice President, Krause's Furniture, Inc.